Eco Science Solutions, Inc. Signs Letter of Intent to Acquire Specialty Banking Operation

MAUI, HI--(Marketwired - May 5, 2017) -  Eco Science Solutions, Inc. (OTCQB: ESSI), an eco-technology Company providing solutions to the multi-billion-dollar health, wellness and alternative medicine industry, today announced that it has signed a Letter of Intent with Ga-Du Bank, Inc. for the purpose of acquiring full ownership of the Bank in a stock and cash transaction.

Upon the closing of the transaction, ESSI will operate the Bank as a wholly-owned subsidiary of Eco Science Solutions, Inc. ESSI will own and operate a financial banking division providing payment processing, cash management and financial services to its customers in the cannabis industry.

Additionally, the Bank's principals have engaged with prospects in the marketplace whom have made expressions of interest, along with preliminary commitments to deposit sums between Three-Hundred and Six-Hundred Million Dollars ($300,000,000 and $600,000,000). These amounts are currently being projected to be deposited within the first sixty to one-hundred-eighty days following the acquisition of the Bank by ESSI.

"All parties involved are enthusiastic about the Bank's potential to financially serve the cannabis marketplace. Current business owners working in medical marijuana are doing a tremendous job, but are truly in need of formal banking services so they can soundly manage their business finances," stated John Lewis, who is both the current president of the Bank and a Governor of the Central Bank of SCNRFP. Mr. Lewis continued with, "By combining Ga-Du Bank with Eco Science Solutions, we see how our synergies will create an important financial institution to serve a category that is in need of a fully integrated vertical product suite."

"Our entire team is thrilled by the prospect of the acquisition of the Ga-Du Bank by ESSI," said Andy Tucker, Senior Advisor to of Ga-Du Bank. Mr. Tucker continued, "We believe that in joining forces with the ESSI team, we can deliver a comprehensive suite of financial products that addresses the current needs of currently what is a cash-driven industry, allowing ESSI to become a break-out leader for the sector."

"It has been our vision from day one that, in order to fully service the cannabis industry and execute on our business plan, we needed to be creative in securing and offering a banking platform that further differentiates us from everyone in our category," stated Jeff Taylor, Chief Executive Officer of Eco Science Solutions, Inc. Mr. Taylor continued, "The deal with Ga-Du Bank is a game-changer for not only ESSI, but everyone in the cannabis industry. This new division of our Company will put us years ahead of our goal to create a full-service marketplace among growers, suppliers, distributors, retailers and consumers."

About Eco Science Solutions, Inc.

With headquarters in Maui, Hawaii, Eco Science Solutions, Inc. is a technology-focused Company targeting the multi-billion-dollar health, wellness and alternative medicine industry.

From enterprise software, to consumer applications for daily use, the Company develops technical solutions that empower enthusiasts in their pursuit and enjoyment of building eco-friendly businesses and living healthy lifestyles.

Eco Science's core services span localized communications between consumers and business operators, social networking with like-minded enthusiasts, rich educational content, e-commerce, and rapid delivery of products, all catering to the health-and-wellness lifestyle.

Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's periodic filings filed from time to time with US Securities and Exchange Commission at www.sec.gov.

Eco Science Solutions, Inc.

www.ecossi.com

contact.us@ecossi.com

800-379-0226